Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in Heckmann Corporation’s Registration Statements (No. 333-159086 and No. 333-182068) on Form S-8, Registration Statements (No. 333-158266 and No. 333-179518) on Form S-3, Registration Statement (No. 333-154717) on Post Effective Amendment No. 1 to Form S-1 on Form S-3, and Registration Statement (No. 333-177343) on Form S-4 of our report dated March 23, 2010, relating to our audit of the consolidated financial statements of Badlands Energy, LLC as of and for the year ended December 31, 2009, included in this Current Report on Form 8-K of Heckmann Corporation.

Brady, Martz & Associates, P.C.

Minot, North Dakota

December 5, 2012